News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma 74132
Telephone 918 493-7700, Fax 918 493-7714

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release…
April 4, 2017

Unit Corporation Announces Agreements to Acquire Oil & Gas Assets
in Its Hoxbar Core Area in Western Oklahoma and to Sell Common Stock through an At-the-Market Offering

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) (the “Company”) announced today that its wholly owned subsidiary, Unit Petroleum Company (“Unit Petroleum”), has acquired from an undisclosed seller certain oil and natural gas assets primarily in Grady and Caddo Counties in western Oklahoma. The purchase price is approximately $57 million in cash plus 180 net acres in McClain County, Oklahoma, subject to possible adjustments.

The effective date of this acquisition is January 1, 2017. The acquisition adds approximately 8,300 net acres to Unit Petroleum’s Hoxbar core area in southwestern Oklahoma as well as 47 Proved Developed Producing wells of which 23 are operated by the seller and 20 by Unit. As of the effective date, the estimated proved reserves of the properties totaled 3.2 million barrels of oil equivalent (MMBoe). The estimated average daily net production was approximately 1,367 barrels of oil equivalent (Boe) (73% liquids). The acreage is complementary to Unit’s Hoxbar core area with a large overlap with Unit’s existing operations. This acquisition provides the company with significant future resource potential, including 65 gross potential horizontal drilling locations of which 13 are new locations. The remaining locations are already included in Unit's planned development but this acquisition will increase Unit’s working interests in those locations. Of the acreage acquired, approximately 71% is held by production. Unit will also obtain a small gathering system.

Unit’s core Hoxbar acreage position lies adjacent to the Norge Marchand Waterflood Unit. Unit’s Marchand wells have an average estimated ultimate recovery of over 500 MBoe and have proven to be economic even in a low commodity price environment. This acquisition provides operational control to key areas of the Marchand zone of the Hoxbar reservoir for secondary recovery efforts, which has the potential to significantly increase the production from the existing wells.  It is anticipated that the initial secondary recovery phase will increase the reserve potential from the Marchand interval by at least 500 MBoe per well.

"We are pleased to announce this strategic acquisition," commented Larry D. Pinkston, Unit's President and Chief Executive Officer. “This is an important growth step for Unit and represents an advantageous addition in one of our core areas that we have been working to expand. For our upstream business segment, it will increase our Hoxbar total core area position to approximately 28,000 net acres and increase our working interest in many sections. We plan to pick up a rig in the second quarter to continue developing the area. Coupled with the waterflood potential, we believe the value of this core holding will be significantly enhanced.”

On April 4, 2017, the Company entered into a Distribution Agreement ( “Distribution Agreement”) with Raymond James & Associates, Inc., as the Agent, under which the Company may occasionally offer, issue, and sell to the public, through the Agent, shares of the Company’s common stock (the “Shares”) up to an aggregate offering price of $100,000,000. The Agent will be entitled to compensation for its services of 2.0% of the gross sales price of Shares sold. The Company has no obligation to sell the Shares, and may suspend solicitation and offers under the Distribution Agreement.

The sales of the Shares will be made with ordinary brokers’ transactions at market prices prevailing during the sale, or at negotiated prices. Actual sales will depend on many factors to be determined by the Company.

The Company intends to use any net proceeds from the offering to fund (or offset costs of) acquisitions, future capital expenditures, repay amounts outstanding under its revolving credit facility, and general corporate purposes.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including the possibility that the ultimate quantity and value of the estimated oil and natural gas reserves associated with the acquisition actually differ from those contained in this release, the estimates used in the valuation of the acquisition, including prices used in calculating reserve values, may vary significantly from actual results, the current productive capabilities of the oil and natural gas wells included in the acquisition varies from that disclosed, and that the acquisition described in this release may not close. Forward looking statements also include the impact that the decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the Company’s oil and natural gas production, and anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s oil and natural gas segment, development, operational, implementation and opportunity risks, possibility of future growth opportunities, and other factors described occasionally in the Company’s publicly available SEC reports. The Company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events or otherwise.